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Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Year Ended December 31, 2012(1)	Year Ended December 31, 2011(1)	Year Ended December 31, 2010(1)	Year Ended December 31, 2009(1)	Year Ended December 31, 2008(1)
Income from continuing operations before cumulative effect of change in accounting principle	$264,756	$152,400	$92,055	$70,011	$90,913
(Plus):
Equity in income of unconsolidated entities, net of distributions received	11,170	618	4,856	5,475	6,728
Amortization of capitalized interest(2)	17,929	16,277	15,149	14,035	12,428

Earnings before fixed charges	$293,855	$169,295	$112,060	$89,521	$110,069

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$6,873	$6,933	$11,785	$6,241	$5,287
Interest expense	136,920	167,814	169,997	145,090	110,250
Interest capitalized	49,556	33,863	33,393	48,226	74,621
Preferred dividend	—	—	—	—	10,454

Total fixed charges(3)	$193,349	$208,610	$215,175	$199,557	$200,612

(Less):
Interest capitalized	49,556	33,863	33,393	48,226	74,621
Preferred dividend	—	—	—	—	10,454

Earnings(4)	$437,648	$344,042	$293,842	$240,852	$225,606

Ratio (4 divided by 3)	2.26	1.65	1.37	1.21	1.12

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31, 2012(1)	Year Ended December 31, 2011(1)	Year Ended December 31, 2010(1)	Year Ended December 31, 2009(1)	Year Ended December 31, 2008(1)
Income from continuing operations before cumulative effect of change in accounting principle	$264,756	$152,400	$92,055	$70,011	$90,913
(Plus):
Equity in income of unconsolidated entities, net of distributions received	11,170	618	4,856	5,475	6,728
Amortization of capitalized interest(2)	17,929	16,277	15,149	14,035	12,428

Earnings before fixed charges	$293,885	$169,295	$112,060	$89,521	$110,069

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$6,873	$6,933	$11,785	$6,241	$5,287
Interest expense	136,920	167,814	169,997	145,090	110,250
Interest capitalized	49,556	33,863	33,393	48,226	74,621

Total fixed charges(3)	$193,349	$208,610	$215,175	$199,557	$190,158

(Less):
Interest capitalized	49,556	33,863	33,393	48,226	74,621

Earnings(4)	$437,648	$344,042	$293,842	$240,852	$225,606

Ratio (4 divided by 3)	2.26	1.65	1.37	1.21	1.19

(1)
The results of operations for 2008 through 2012 have been adjusted to reflect discontinued operations for properties sold or held for sale as of December 31, 2012.

(2)
Represents an estimate of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).

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  Exhibit 12.1
AVALONBAY COMMUNITIES, INC. RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
AVALONBAY COMMUNITIES, INC. RATIOS OF EARNINGS TO FIXED CHARGES